Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Creative Learning Corporation, Inc., of our report dated December 29, 2017 relating to the consolidated financial statements and schedules of Creative Learning Corporation, Inc. appearing in the Annual Report on Form 10-K for the year ended September 30, 2017.

Respectfully submitted,

Savannah, Georgia

August 17, 2018